Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

AMIS Holdings, Inc.

We have audited the accompanying consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMIS Holdings, Inc. and subsidiaries at December 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, AMI Holdings, Inc. and subsidiaries changed their method of accounting for share-based compensation as of January 1, 2006, and their method of accounting for uncertain tax positions as of January 1, 2007.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AMIS Holdings, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, CA

February 22, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of AMIS Holdings, Inc.

We have audited AMIS Holdings, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMIS Holdings, Inc. and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report of Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AMIS Holdings, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMIS Holdings, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2007 of AMIS Holdings, Inc. and subsidiaries and our report dated February 22, 2008 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Jose, CA
February 22, 2008

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$117.4	$77.1
Accounts receivable, less allowances of $3.6 million and $3.4 million at December 31, 2007 and 2006, respectively	103.6	110.1
Inventories	90.9	77.5
Deferred tax assets	2.9	3.9
Prepaid expenses	13.7	17.0
Other current assets	17.9	15.3

Total current assets	346.4	300.9
Property, plant and equipment, net	226.1	215.9
Goodwill, net	95.8	89.1
Intangible assets, net	85.2	100.6
Deferred tax assets	70.1	61.3
Other assets	28.5	23.4

Total assets	$852.1	$791.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$2.8	$2.8
Accounts payable	56.8	56.5
Accrued expenses and other current liabilities	50.1	58.4
Foreign deferred tax liability	0.2	2.3
Income taxes payable	0.1	1.7

Total current liabilities	110.0	121.7
Long-term debt, less current portion	274.0	276.8
Other long-term liabilities	11.6	10.0

Total liabilities	395.6	408.5
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value, 150,000,000 shares authorized, 89,371,326 and 88,171,454 shares issued and outstanding as of December 31, 2007 and December 31, 2006, respectively	0.9	0.9
Additional paid-in capital	566.1	553.6
Accumulated deficit	(183.0)	(211.5)
Accumulated other comprehensive income	72.5	39.7

Total stockholders’ equity	456.5	382.7

Total liabilities and stockholders’ equity	$852.1	$791.2

See accompanying notes to consolidated financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

	Year Ended December 31,
	2007	2006	2005
Revenue	$615.8	$605.6	$503.6
Cost of revenue	339.6	334.5	266.4

	276.2	271.1	237.2
Operating expenses:
Research and development	105.1	104.6	87.4
Marketing and selling	50.1	49.1	39.1
General and administrative	37.3	33.8	28.5
Amortization of acquisition-related intangible assets	20.7	18.0	9.0
In-process research and development	—	—	0.8
Restructuring and impairment charges	16.8	8.3	5.3

	230.0	213.8	170.1

Operating income	46.2	57.3	67.1
Other income (expense):
Interest expense	(21.0)	(22.3)	(16.1)
Interest income	3.8	3.9	2.3
Other expense, net	(4.6)	(0.3)	(34.7)

	(21.8)	(18.7)	(48.5)

Income before income taxes	24.4	38.6	18.6
Provision (benefit) for income taxes	(5.0)	1.2	(3.1)

Net income	$29.4	$37.4	$21.7

Basic net income per share	$0.33	$0.43	$0.25

Diluted net income per share	$0.33	$0.42	$0.25

Weighted average number of shares used in calculating basic net income per share	88.9	87.6	85.7

Weighted average number of shares used in calculating diluted net income per share	89.8	89.3	88.2

See accompanying notes to consolidated financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND

COMPREHENSIVE INCOME

(In millions)

	Common Stock		Additional Paid-in	Accumulated	Deferred	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Compensation	Income (Loss)	Total
Balance at January 1, 2005	84.8	$0.8	$530.6	$(270.6)	$(0.4)	$25.6	$286.0
Comprehensive income:
Net income	—	—	—	21.7	—	—	21.7
Unrealized derivative gain	—	—	—	—	—	0.1	0.1
Foreign currency translation adjustment	—	—	—	—	—	(12.0)	(12.0)

Total comprehensive income	—	—	—	21.7	—	(11.9)	9.8
Exercise of stock options	1.2	0.1	0.8	—	—	—	0.9
Issuance of common stock related to exercise of warrant	0.1	—	—	—	—	—	—
Employee stock purchase plan	0.3	—	2.9	—	—	—	2.9
Amortization of deferred compensation	—	—	—	—	0.2	—	0.2

Balance at December 31, 2005	86.4	0.9	534.3	(248.9)	(0.2)	13.7	299.8
Comprehensive income:
Net income	—	—	—	37.4	—	—	37.4
Unrealized derivative loss (net of taxes of $1.5)	—	—	—	—	—	(2.2)	(2.2)
Foreign currency translation adjustment	—	—	—	—	—	27.9	27.9

Total comprehensive income	—	—	—	37.4	—	25.7	63.1
Impact of adoption of FASB Statement No. 158	—	—	—	—	—	0.3	0.3
Exercise of stock options	0.6	—	0.6	—	—	—	0.6
Issuance of common stock related to acquisition	0.9	—	8.5	—	—	—	8.5
Employee stock purchase plan	0.3	—	2.3	—	—	—	2.3
Amortization of deferred compensation	—	—	—	—	0.2	—	0.2
Share-based compensation expense	—	—	7.9	—	—	—	7.9

Balance at December 31, 2006	88.2	0.9	553.6	(211.5)	0.0	39.7	382.7
Comprehensive income:
Net income	—	—	—	29.4	—	—	29.4
Net change in prepaid pension asset	—	—	—	—	—	(0.6)	(0.6)
Foreign currency translation adjustment	—	—	—	—	—	33.4	33.4

Total comprehensive income	—	—	—	29.4	—	32.8	62.2
Impact of adoption of FIN 48	—	—	—	(0.9)	—	—	(0.9)
Exercise of stock options and issuance of RSUs	1.0	—	2.3	—	—	—	2.3
Employee stock purchase plan	0.2	—	2.3	—	—	—	2.3
Share-based compensation expense	—	—	7.9	—	—	—	7.9

Balance at December 31, 2007	89.4	$0.9	$566.1	(183.0)	$0.0	$72.5	$456.5

See accompanying notes to consolidated financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income	$29.4	$37.4	$21.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70.5	67.9	55.0
In-process research and development	—	—	0.8
Amortization of deferred financing costs	0.7	0.8	0.8
Share-based compensation expense	7.9	7.9	0.2
Restructuring charges, net of cash expended	1.9	(0.6)	4.9
Impairment of equipment	2.7	0.6	—
Benefit from deferred income taxes	(9.0)	(4.4)	(4.5)
Write-off of deferred financing fees	—	0.4	6.7
Loss on retirement of property, plant and equipment	0.5	0.5	0.1
Changes in operating assets and liabilities:
Accounts receivable	11.7	(5.1)	(16.3)
Inventories	(8.5)	(6.6)	(11.5)
Prepaid expenses and other assets	(0.6)	(0.4)	1.0
Accounts payable	(3.7)	5.2	8.2
Accrued expenses and other liabilities	(16.8)	(9.8)	(10.9)

Net cash provided by operating activities	86.7	93.8	56.2
Cash flows from investing activities
Purchases of property, plant and equipment	(50.0)	(51.2)	(34.5)
Proceeds from sale of property, plant and equipment	0.8	—	—
Purchase of business, net of cash acquired	(0.7)	(27.0)	(138.5)
Changes in restricted cash	0.7	0.5	(1.2)
Changes in other assets	(10.0)	(5.6)	(2.1)

Net cash used in investing activities	(59.2)	(83.3)	(176.3)
Cash flows from financing activities
Payments on long-term debt	(2.8)	(38.2)	(255.6)
Proceeds from senior term loan	—	—	320.0
Proceeds from exercise of stock options for common stock and employee stock purchase plan	4.6	2.8	3.8
Debt issuance costs	(0.6)	(0.1)	(4.5)
Change in pension liability	(0.6)	—	—
Payment to settle derivatives	—	—	(0.1)

Net cash (used in) provided by financing activities	0.6	(35.5)	63.6
Effect of exchange rate changes on cash and cash equivalents	12.2	5.4	(8.5)

Net increase/(decrease) in cash and cash equivalents	40.3	(19.6)	(65.0)
Cash and cash equivalents at beginning of year	77.1	96.7	161.7

Cash and cash equivalents at end of year	$117.4	$77.1	$96.7

Supplementary cash flow information
Cash paid for interest	$19.7	$21.4	$21.1
Cash paid for income taxes	$4.4	$3.9	$4.2
Supplementary disclosure of non-cash investing and financing activities
Common stock issued for purchase of business	$—	$8.5	$—

See accompanying notes to consolidated financial statements.

AMIS HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2007

1.	Background, Basis of Presentation and Recapitalization

AMIS Holdings, Inc., through its wholly owned subsidiary, AMI Semiconductor, Inc., (collectively, the Company) is primarily engaged in designing, manufacturing and marketing integrated circuits worldwide. The Company is headquartered in Pocatello, Idaho, and has manufacturing operations in Pocatello, Idaho, Oudenaarde, Belgium, and Calamba, the Philippines, and design centers and sales offices throughout the world.

On December 13, 2007, ON Semiconductor Corporation and AMIS Holdings, Inc. (the Company), announced the signing of a definitive merger agreement providing for the acquisition of AMIS by ON Semiconductor in an all-stock transaction with an equity value of approximately $915 million. Based on the closing stock price of ON Semiconductor on December 12, 2007, this represents a value to AMIS shareholders of approximately $10.14 per share. The acquisition is expected to produce strategic and financial benefits through synergies of the combined company.

Under the terms of the agreement, which has been approved by both boards of directors, AMIS shareholders will receive 1.150 shares of ON Semiconductor common stock for each share of AMIS common stock they own.

The transaction is subject to the approval of shareholders from both companies as well as customary closing conditions and regulatory approvals. Stockholders holding approximately 24 percent of the voting stock of AMIS have entered into voting agreements in support of the transaction. The companies expect the transaction to close in the first half of 2008.

On March 22, 2007, a registration statement filed by the Company was declared effective by the SEC pursuant to which certain shareholders, including affiliates of Francisco Partners and Citicorp Venture Capital (CVC) Equity Partners (now Court Square Capital), offered for sale 17.0 million shares of the Company’s common stock. The selling shareholders granted an option to purchase up to approximately 2.6 million additional shares of common stock to the underwriters of the offering to cover over-allotments. The offering price was $10.75 per share. Francisco Partners and CVC sold approximately 19.2 million shares pursuant to the underwritten offering. The Company did not receive any proceeds from the offering. The expense associated with this registration was approximately $0.8 million and is recorded in other expense on the accompanying Consolidated Statements of Income.

2.	Significant Accounting Policies

Principles of Consolidation

The financial statements have been prepared on a consolidated basis in accordance with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of AMIS Holdings, Inc. (the “Company”), and its wholly and majority-owned and controlled subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current-year presentation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and the accompanying notes. Actual results may differ from those estimates.

Revenue Recognition

Several criteria must be met before the Company can recognize revenue from its products and revenue relating to engineering design and product development. Management must apply its judgment in determining when revenue recognition criteria are met.

The Company recognizes revenue from products sold directly to end customers when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery is fulfilled and collectibility is reasonably assured. In certain situations, the Company ships products through freight forwarders. In most cases, revenue is recognized when the product is delivered to the customer’s carrier, regardless of the terms and conditions of sale. The only exception is where title does not pass until the product is received by the customer. In that case, revenue is recognized upon receipt by the customer. Estimates of product returns and allowances, based on actual historical experience and our knowledge of potential quality issues, are recorded at the time revenue is recognized or when quality issues are known and deducted from revenue.

Revenue from contracts to perform engineering design and product development is generally recognized as milestones are achieved, which approximates the percentage-of-completion method. Costs associated with such contracts are expensed as incurred, except as discussed below with regard to loss accruals recorded. Revenues under contracts acquired as part of the Flextronics acquisition (completed in September 2005) are recorded using the completed contract method. This method is consistently applied to each contract and revenue is recognized accordingly when the item enters production or when the contract is complete.

Under contracts for which revenue is recognized as milestones are achieved, a typical milestone billing structure is 30% at the start of the project, 30% at signed specification, 30% at the creation of the reticle set and 10% upon delivery of the samples/prototypes. Since up to 30% of revenue is billed and recognized at the start of the design development work and, therefore, could result in the acceleration of revenue recognition, management analyzes those billings and the status of in-process design development projects at the end of each quarter to determine that the milestone billings approximate percentage-of-completion on an aggregate basis. Management compares each project’s stage of completion with the total level of effort required to complete the project, which they believe is representative of the cost-to-complete method of determining percentage-of-completion. Based on this analysis, the relatively short-term nature of the design development process and the billing and recognition of 10% of the project revenue after design development work is complete (which effectively defers 10% of the revenue recognition to the end of the contract), management believes the milestone method approximates the percentage-of-completion method in all material respects.

Shipping and handling costs are expensed as incurred and included in cost of sales.

Research and Development Expense

Research and development costs are expensed as incurred. Certain specifically defined fundamental and prototype research projects, executed by the Company’s Belgian subsidiary in collaboration with other research centers, are partly funded by research and development grants provided by the IWT (Flemish Institute for the enhancement of scientific technologic research in the industry) and the European Commission (the “Authorities”). Such grants are recorded as a reduction to research and development expense as costs are incurred and when it is reasonably assured that all conditions under the grant agreement will be met. Management regularly evaluates whether it is reasonably assured that such conditions will be met.

Capitalized Software Development Costs for Internal Use

In accordance with the provisions of Statement of Position (SOP) No. 98-1, “Accounting for the Costs of Software Developed or Obtained for Internal Use,” the Company capitalizes internal and external costs to develop or obtain internal use software during the application development stage. Costs incurred during the preliminary project stage are expensed as incurred, as are training and maintenance costs. The Company capitalized approximately $1.1 million, $0.5 million and $1.1 million relating to purchased software and the internal and external costs to develop that software in 2007, 2006 and 2005, respectively. Amortization is computed using the straight-line method over the estimated useful life of the assets, which has been determined to be three years.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company’s customers include, but are not limited to, other U.S. and foreign semiconductor manufacturers and manufacturers of computer systems, automobiles, and medical, industrial and telecommunications equipment. Management believes that any significant risk of accounting loss is reduced due to the diversity of its products and end customers. The Company performs ongoing credit evaluations of its customers’ respective financial condition and requires collateral, such as prepayments or letters of credit, when deemed necessary. The Company monitors the need for an allowance for doubtful accounts based on historical losses, economic conditions and expected collections of accounts receivable. One customer accounted for approximately 10% of the Company’s revenue in 2007 while no one customer accounted for more than 10% of revenue or net accounts receivable for the years ended December 31, 2006 and 2005.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates fair value.

Inventories

The Company initiates production of a majority of semiconductors once an order is received from a customer. Based on forecasted demand from specific customers or operational activities, inventories of finished goods may be built up in anticipation of subsequent purchase orders. The Company purchases and maintains raw materials at sufficient levels to meet lead times based on forecasted demand. If inventory quantity exceeds forecasted/market demand, an allowance for excess or obsolete quantities may need to be provided. Forecasted demand is determined based on multiple factors, including historical sales or inventory usage, expected future sales, other projections and the nature of the inventories. The Company also reviews other inventories for indicators of impairment and provides an allowance as deemed necessary.

Inventories are stated at the lower of cost (using the first-in, first-out method) or market. The cost of inventory is determined by adding an amount representative of manufacturing costs plus a burden rate for general manufacturing overhead to the inventory at major steps in the manufacturing process.

Property, Plant and Equipment

Property, plant and equipment is stated at cost, including capitalized interest. Any assets acquired as part of the purchase of all or a portion of another company’s operations are stated at their relative fair values at the date of acquisition. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets ranging from three to thirty years. Repair and maintenance costs are expensed as incurred.

Depreciation expense related to property, plant and equipment was approximately $44.7 million, $43.5 million and $41.8 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Restricted Cash

Restricted cash as of December 31, 2007 and 2006, is composed of a guarantee made by our Belgian subsidiary on behalf of our Philippine subsidiary related to the lease of the Philippine facility. Restricted cash is included as a component of other assets. (See Note 3.)

Intangible Assets

Intangible assets are recorded at the lower of cost or their net realizable value and are being amortized on a straight-line basis over six months to fifteen years.

The following table summarizes the gross carrying amount and accumulated amortization for each major class of intangible assets at December 31 (in millions):

	2007		2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization	Useful Life
Licenses	$78.0	$68.8	$76.4	$66.6	0.5 to 15 years
Non-compete agreements	2.6	2.1	2.4	1.1	2 years
Customer relationships	63.5	18.5	59.3	9.8	4 to 10 years
Developed technology	51.1	26.8	48.1	14.6	5 to 10 years
Patents	9.0	3.0	8.4	2.1	5 to 10 years
Contracts	0.5	0.3	0.5	0.3	5 years

Total	$204.7	$119.5	$195.1	$94.5

Amortization expense relating to intangible assets, except for acquisition-related intangible assets, was approximately $0.7 million, $1.0 million and $1.4 million for the years ended December 31, 2007, 2006 and 2005, respectively. These amounts are classified in research and development expenses in the accompanying consolidated statements of income. Amortization expense related to acquisition-related intangible assets was approximately $20.7 million, $18.0 million and $9.0 million for the years ended December 31, 2007, 2006 and 2005, respectively. These amounts are shown as a separate line item in operating expenses in the accompanying consolidated statements of income. The gross carrying amount and accumulated amortization balances as of December 31, 2007 and 2006 include the impact of translation from foreign currencies to the US Dollar, and therefore, the change in accumulated amortization balances between the periods does not necessarily equal the amortization expense for the same period.

The scheduled amortization expense for the next five years is as follows (in millions):

2008	$21.8
2009	$17.6
2010	$10.2
2011	$10.0
2012	$9.7

Impairment of Long-Lived Assets

The Company regularly evaluates the carrying amounts of long-lived assets, including its property, plant and equipment and intangible assets, as well as the related depreciation and amortization periods, to determine whether adjustments to these amounts or to the useful lives are required based on current circumstances or events. The evaluation, which involves significant judgment by management, is based on various analyses including cash flow and profitability projections. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of the related long-lived assets, the carrying amount of the underlying assets will be reduced, with the reduction charged to expense so that the carrying amount is equal to fair value, primarily determined based on future discounted cash flows.

Debt Issuance Costs

Debt issuance costs relate to fees incurred to obtain and amend bank term loans and revolving credit facilities and fees incurred in connection with senior subordinated notes (see Note 6). These costs are being amortized to interest expense over the respective lives of the debt issues on a straight-line basis, which approximates the effective interest method. Amortization expense was approximately $0.7 million, $0.8 million and $0.8 million for the years ended December 31, 2007, 2006 and 2005, respectively. During 2006, the Company voluntarily prepaid a portion of the $320.0 million senior secured term loan. In connection with this prepayment, the Company expensed approximately $0.4 million of unamortized debt issuance costs, which is included as part of other expense on the accompanying 2006 consolidated statements of income. During 2005, the Company repaid the senior subordinated notes. In connection with this repayment, the Company expensed approximately $6.7 million of unamortized debt issuance costs, which is included as part of other expense on the accompanying 2005 consolidated statements of income.

Goodwill

In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company identified its reporting units and determined the carrying value of the reporting units by assigning assets and liabilities, including goodwill and intangible assets, to the reporting units. As of December 31, 2007, there is approximately $90.8 million of the Company’s goodwill classified within the Company’s Integrated Mixed-signal Products segment and $5.0 million within the Structured Digital Products segment. The Integrated Mixed-signal Products segment is comprised of the following reporting units: Integrated Mixed-signal Product Line, Medical Wireless Product Line and Image Sensing Product Line. The Structured Digital Products segment is also a reporting unit.

As of December 31, 2007 and 2006, the Company’s gross goodwill balance is approximately $117.6 million, and $110.9 million, respectively, with accumulated amortization of approximately $21.8 million for each period. The Company’s goodwill balance is impacted by foreign currency translation.

SFAS No. 142 requires a two-step annual impairment test. In the first step, the Company determines the fair value of the reporting unit using a discounted cash flow valuation model and compares it to the reporting unit’s carrying value. If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and no further testing is required. If the fair value does not exceed the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any.

In the second step of the goodwill impairment test, the implied fair value of the reporting unit goodwill is compared to the carrying value. The implied fair value of the reporting unit goodwill is determined as if the reporting unit had been acquired in a business combination. If the carrying value of the reporting unit goodwill exceeds the implied value, an impairment loss is recognized in an amount equal to the excess.

The Company’s valuation methodology requires management to make judgments and assumptions based on historical experience and projections of future operating performance. If these assumptions differ materially from future results, the Company may record impairment charges in the future. Additionally, the Company’s policy is to perform its annual impairment testing for its reporting units in the fourth quarter of each fiscal year. The Company performed its annual impairment test for goodwill during the fourth quarter of 2007 and concluded that goodwill was not impaired.

Foreign Currency

The local currencies are the functional currencies for the Company’s fabrication facilities, sales operations and/or product design centers outside of the United States, except for the Company’s operations in the Philippines. Cumulative translation adjustments that result from the process of translating these entities’ financial statements into U.S. dollars are included as a component of comprehensive income which totals approximately $74.9 million, $41.5 million and $13.6 million as of December 31, 2007, 2006 and 2005, respectively.

The U.S. dollar is the functional currency for the Company’s operations in the Philippines. Remeasurement adjustments that result from the process of remeasuring this entity’s financial statements into U.S. dollars are included in the statements of income.

As of January 1, 2007, gains and losses from foreign currency transactions, such as those resulting from the settlement of transactions that are denominated in a currency other than a subsidiary’s functional currency, are included in other income (expense). The total loss from foreign currency transactions was $2.7 million during 2007. The effects of foreign currency on the statements of income for 2006 and 2005 were immaterial.

Income Taxes

Income taxes are recorded based on the liability method, which requires recognition of deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is determined to be more likely than not to be realized, based on an analyses of past operating results, future reversals of existing taxable temporary differences and projected taxable income, including tax strategies available to generate future taxable income. The Company’s analyses of future taxable income are subject to a wide range of variables, many of which involve management’s estimates and therefore the deferred tax asset may not be ultimately realized. Utilization of our net operating loss carryforwards may be subject to an annual limitation under the “change of ownership” provisions of the Internal Revenue Code.

The Company adopted the provisions of FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” on January 1, 2007. As a result of the implementation of FIN 48, the Company recognized an approximately $0.9 million increase in total unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007, balance of retained earnings. As of January 1, 2007, total unrecognized tax benefits were approximately $5.2 million. For the year ending December 31, 2007, increases in total unrecognized tax benefits were approximately $1.6 million. Interest and penalties are accrued related to unrecognized tax benefits in income tax expense, and the related liability is included in the total liability for unrecognized tax benefits under FIN 48.

Stock Options

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) on January 1, 2006. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. This statement revises SFAS 123, and supersedes Accounting Principles Board (APB) Opinion 25. We adopted SFAS 123(R) using the modified prospective transition method and therefore, our consolidated financial statements for prior periods have not been restated to reflect, and do not include, the effect of SFAS 123(R).

Share-based compensation expense that was recorded in 2007 and 2006 includes the compensation expense for the share-based payments granted in those years, as well as for the share-based payment awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123. In our share-based compensation strategy we utilize a combination of stock options and restricted stock units (RSUs) that vest over time based on service, or vest based on a combination of performance and service. For time-based stock options and RSUs, compensation expense is recognized over the vesting period from the vesting commencement date using the straight-line method. The projected number of shares that will actually be issued pursuant to the performance-based RSUs is evaluated each reporting period and compensation expense is recognized only for those shares for which issuance is probable. The number of shares that will be issued is calculated by estimating how actual business performance at the end of the measurement period will compare to predetermined performance targets. The Company also recognized expense from our employee stock purchase plan (ESPP) in accordance with SFAS 123R.

The Company used the Black-Scholes-Merton valuation model for our pro forma information required under SFAS 123 and continue to use this model to value any share-based compensation under SFAS 123(R). Option valuation methods, including Black-Scholes-Merton, require the input of assumptions including the risk free interest rate, dividend rate, expected term and volatility rate. Refer to Note 12 for further discussion regarding the assumptions used in our valuation model.

The Company is considered an NOL company pursuant to FAS 123(R), and therefore cannot recognize the income tax benefits in the Company’s financial statements for years after 2005 on the exercise of employee stock options because such tax deduction merely increases the net operating loss and does not reduce income taxes payable. In accordance with SFAS 123(R), any cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense recorded for those options (excess tax benefits) will be classified as financing cash flows. The Company recognized no excess tax benefits during 2007 or 2006.

Prior to the adoption of SFAS 123(R), the Company followed the intrinsic value-based method prescribed by APB 25, and related interpretations, in accounting for employee stock options. The Company did not record any compensation expense for stock options granted to employees where the exercise price equaled the fair market value of the stock on the date of grant and the exercise price, number of shares eligible for issuance under the options and vesting period were fixed. The Company recorded deferred share-based compensation when it granted stock options to employees at exercise prices less than the estimated fair market value of the underlying common stock on the grant date. The Company complied with the disclosure requirements of SFAS No. 123 and SFAS No. 148, which required that it disclose its pro forma net income or loss and net income or loss per common share as if it had expensed the fair value of the options in determining net income or loss. In calculating such fair value, the Company used certain assumptions, as disclosed in Note 12.

The following table provides pro forma information for the year ended December 31, 2005 that illustrates the net income (in millions, except per share data), and net income per share as if the fair value method had been adopted under SFAS 123.

2005
Net income as reported	$21.7
Less: Share-based compensation expense determined under the fair value method, net of related tax effects	(13.3)
Add: Compensation expense associated with accelerated stock options, net of related tax effects	—
Amortization of deferred compensation, net of related tax effects	0.1

Pro forma net income	$8.5

Net income per share:
Basic as reported	$0.25
Diluted as reported	$0.25
Pro forma basic	$0.10
Pro forma diluted	$0.10

The Company determined share-based compensation expense for options and/or warrants granted to non-employees prior to January 1, 2006 in accordance with SFAS 123 and the Emerging Issues Task Force (EITF) consensus on Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services.” The Company remeasured the fair value of options or warrants granted to non-employees as the underlying options or warrants vested. After January 1, 2006, the Company determined share-based compensation expense in accordance with SFAS 123(R), in addition to the EITF consensus on Issue No. 96-18. The Company will continue to record the expense at fair value and re-measure it periodically.

Advertising

Advertising expenditures are charged to expense as incurred. Advertising expenses for the years ended December 31, 2007, 2006 and 2005, were not material to the consolidated financial statements.

Net Income Per Share

The Company calculates net income per share in accordance with SFAS No. 128, “Earnings Per Share.” Basic net income per share is computed using the weighted average number of common shares outstanding during the period. The dilutive effect of the common stock equivalents is included in the calculation of diluted earnings per share only when the effect of their inclusion would be dilutive. Potentially dilutive common equivalent shares consist of stock options, RSUs and warrants.

Options to purchase 7.7 million, 5.1 million and 5.5 million shares of common stock and warrants to purchase 4.6 million shares of common stock were outstanding as of December 31, 2007, 2006 and 2005, respectively, but were not included in the computation of diluted earnings per share as the effect would have been anti-dilutive.

The following table sets forth the computation of basic and diluted shares outstanding for the years ended December 31 (in millions):

	2007	2006	2005
Weighted-average basic shares outstanding	88.9	87.6	85.7
Effect of dilutive securities—shares issuable upon exercise of options, warrants and contingently issuable shares	0.9	1.7	2.5

Weighted-average fully diluted shares outstanding	89.8	89.3	88.2

Derivatives

The Company complies with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability and measured at its fair value. The statement also requires that changes in the derivative’s fair value be recognized in earnings unless specific hedge accounting criteria are met. (See Note 13 for further discussion.)

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” This standard establishes that an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. This standard also defines how goodwill acquired in a business combination or a gain from a bargain purchase should be recognized and updates certain disclosure requirements for business combination. This standard applies prospectively to business combinations for which the acquisition date is on or after December 15, 2008. The Company is still in the process of evaluating the impact that this statement will have on its results of operations or financial position, but due to the nature of the guidance, expect it to have an impact upon future acquisitions only.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51.” This standard establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. This standard is effective for fiscal years beginning on or after December 15, 2008. The Company is still in the process of evaluating the impact that this statement will have on its results of operations or financial position.

In February 2007, the FASB Issued Statement of Financial Accounting Standards (SFAS) No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-including an amendment of FASB Statement No. 115.” This standard permits entities to choose to measure many financial instruments and certain other items at fair value and provides the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard is effective for fiscal years beginning after November 15, 2007. The Company does not believe that this guidance will have a material impact on its results of operations or financial position.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles in the United States and expands disclosure requirements for fair value measurements. This standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not believe that this guidance will have a material impact on its results of operations or financial position.

Reclassifications

Certain prior year amounts shown have been reclassified to conform to the current year presentation. The Company reclassified approximately $4.3 million of its deferred tax liability as of December 31, 2006, from long-term assets to other long-term liabilities on the Consolidated Balance Sheet as a result of the adoption of FIN 48. Consistent with the provisions of FIN 48, the amounts are classified as long-term because payment of cash is not anticipated within one year of the balance sheet date.

3.	Financial Statement Details

Inventories consist of the following at December 31 (in millions):

	2007	2006
Raw materials	$9.7	$5.8
Work-in-process	51.5	44.5
Finished goods	29.7	27.2

	$90.9	$77.5

Other long-term assets consist of the following at December 31 (in millions):

	2007	2006
Restricted cash	$1.8	$2.2
Prepaid pension asset	8.7	9.6
Debt issuance costs, net	2.7	2.8
Other	15.3	8.8

	$28.5	$23.4

Property, plant and equipment consists of the following at December 31 (in millions):

	2007	2006
Land and buildings	$75.9	$66.0
Machinery and equipment	512.6	464.1
Construction-in-progress	18.6	25.8

	607.1	555.9
Less accumulated depreciation	(381.0)	(340.0)

	$226.1	$215.9

Accrued expenses and other current liabilities consist of the following at December 31 (in millions):

	2007	2006
Accrued employee compensation	$31.2	$28.9
Reserve for restructuring charges	2.9	3.8
Reserve for product development project losses	3.6	5.1
Investment grant payable	2.9	3.4
Deferred revenue	1.6	1.8
Reserve for employee medical insurance	1.1	1.0
Accrued sales representative commissions	0.9	0.9
Reserve for warranty	0.1	1.1
Interest payable	0.1	0.2
Other	5.7	12.2

	$50.1	$58.4

4.	Lease and Other Commitments

The Company leases certain facilities and equipment under noncancelable operating lease arrangements, some of which include various renewal options and escalation clauses. During the years ended December 31, 2007, 2006 and 2005, total rental expense was approximately $8.7 million, $7.7 million and $6.8 million, respectively.

Approximate future minimum annual rental commitments at December 31, 2007, are as follows (in millions):

2008	$8.2
2009	$7.2
2010	$6.3
2011	$4.8
2012	$3.9

To achieve more favorable pricing and ensure delivery when demanded, the Company contracts for certain chemicals, raw materials, and services at fixed prices, but not fixed quantities. These contracts are renegotiated on either a quarterly or annual basis. As no fixed quantities are required and terms are less than one year, no reportable commitment is deemed to exist for these contracts. In October 1995, the Company entered into a 15-year take-or-pay supply agreement under which Praxair, Inc. (“Praxair”) will supply 100% of the Company’s need for certain industrial gases. The Company does have the option to purchase these gases elsewhere, if the Company can prove that market prices are lower than those charged by Praxair. In 2007, 2006 and 2005 the Company purchased approximately $1.2 million, $1.3 million and $1.8 million, respectively, under this agreement. No amounts have been paid out under the take-or-pay provision of the contract. In March 2006, the Company entered into a Memorandum of Understanding with Amkor Technology, Inc. (“Amkor”) under which the Company agrees to provide a six month demand forecast to Amkor on a periodic basis under which Amkor will purchase raw materials for the Company. If the Company does not take the raw materials purchased under this forecast in a timely manner, then the Company becomes liable to Amkor for the excess materials. Under this Memorandum of Understanding, the Company was responsible for approximately $0.3 million of excess materials as of December 31, 2007, but had no corresponding liability as of December 31, 2006. The Company expensed approximately $0.1 million and $0.3 million for the years ended December 31, 2007 and 2006, respectively, related to this Memorandum of Understanding.

From time to time, the Company enters into contracts with customers in which the Company provides some indemnification to the customer in the event of claims of patent or other intellectual property infringement resulting from the customer’s use of the Company’s technology. Such provisions are customary in the semiconductor industry and do not reflect an assessment by the Company of the likelihood of a claim. The Company has not recorded a liability for potential obligations under these indemnification provisions and would not record such a liability unless the Company believed that the likelihood of a material obligation was probable.

5.	Transactions with Related Parties

Shareholders’ Agreement

The Company and certain of its stockholders, including FP-McCartney L.L.C. (“Francisco Partners”), Court Square Capital Management L.P. (successor to Citigroup Venture Capital Equity Partners, L.P.) and its related entities (collectively “Court Square”) and Nippon Mining Holdings, Inc. (“Nippon Mining”), each of which beneficially owns more than 5% of the Company’s outstanding common stock, are parties to an amended and restated shareholders’ agreement that covers matters of corporate governance, among other things. This agreement originated at the time Francisco Partners and Court Square invested in the Company and was amended and restated at the time of the Company’s initial public offering in 2003. The shareholders’ agreement, as amended effective at the 2006 Annual Meeting, provides that the Company’s board of directors will consist of eight members, including three designees of Francisco Partners (one of whom shall be independent), three designees of Court Square (one of whom shall be independent), the Company’s Chief Executive Officer, and one independent director chosen by Francisco Partners, Court Square and our Chief Executive Officer voting as a group. Each of Francisco Partners and Court Square has permitted one of the positions it has the right to designate to be filled by an independent director that it did not select. In addition, Francisco Partners, Court Square and the Company’s Chief Executive Officer have permitted the position they have the right to designate as a group to be filled by an independent director not selected by them. In addition, Francisco Partners and Court Square together have the right to place their board designees on committees created by the Board such that together these designees constitute a majority of each committee.

The rights of designation with respect to each of Francisco Partners and Court Square will be reduced to one director when its respective beneficial ownership falls below 10 percent of the beneficial ownership of all stockholders party to the agreement and will expire when its respective beneficial ownership falls below five percent of the beneficial ownership of all stockholders party to the agreement.

The board of directors may not take certain significant actions without the approval of the board designees of each of Francisco Partners and Court Square. These actions include: mergers, acquisitions or sales of assets; the declaration of dividends or other distributions; any liquidation, dissolution or bankruptcy; any incurrence or refinancing of indebtedness in excess of $10.0 million; issuances of securities; appointment, dismissal and compensation and benefits for the Company’s Chief Executive Officer and Chief Financial Officer; approval of the Company’s business plan, budget and strategy; amendments to the shareholders’ agreement and the Company’s certificate of incorporation and bylaws; and any increase or decrease in the number of directors that comprise the board of directors.

The agreement also covers restrictions on transfer of the Company’s securities, tag-along rights, rights to compel a sale of securities, registration rights and information rights.

Advisory Agreements

The Company is party to advisory agreements with each of Francisco Partners and Court Square pursuant to which each may provide financial advisory and consulting services to the Company. Since 2003, the Company has neither paid any fees nor recorded any expenses related to these agreements. The Company may in the future engage the advisory services of Francisco Partners and Court Square under these agreements but Francisco Partners and Court Square are not required to provide such services and there are no future annual advisory fees contemplated by these agreements.

Each advisory agreement has an initial term of ten years, ending on December 20, 2010 and will automatically extend on a year-to-year basis thereafter unless it is terminated by Francisco Partners, Court Square or the Company upon written notice 90 days prior to the expiration of the initial term or any extension. Each advisory agreement includes customary indemnification provisions in favor of each of Court Square and Francisco Partners.

Other Transactions

The Company is a “primary responsible party” to an environmental remediation and cleanup at its former corporate headquarters in Santa Clara, California. Costs incurred include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. The annual cost of operating the groundwater treatment system and the related liability were immaterial to the Company’s financial statements in 2007, 2006 and 2005. Nippon Mining and its subsidiary agreed to indemnify the Company for any obligation relating to this environmental issue at the time of the recapitalization in 2000.

The Company is also a party to a Wafer Foundry Agreement with MagnaChip Semiconductor LLC under which it purchase wafers manufactured by MagnaChip according to our specifications and under which we have paid certain non-recoverable engineering (“NRE”) costs in connection with work they performed in enabling their fabrication facilities to manufacture certain wafers for the Company. The Company paid MagnaChip 0.7 million in 2007 and an immaterial amount in 2006 in connection with this agreement. Two members of the board of directors, Dipanjan Deb and Paul Schorr are on the board of directors of MagnaChip.

6.	Long-Term Debt

The following table summarizes the Company’s outstanding long-term debt at December 31, (in millions):

	2007	2006
Term loan	$276.8	$279.6
Less current portion	2.8	2.8

Total long-term debt	$274.0	$276.8

The Company and AMI Semiconductor, Inc., its wholly owned subsidiary, maintain senior secured credit facilities consisting of a senior secured term loan of $320.0 million and a $90.0 million revolving credit facility. The term loan requires principal payments of approximately $0.7 million, together with accrued interest, on the last day of March, June, September and December of each year, with the balance due on April 1, 2012. The interest rate on the senior secured term loan on December 31, 2007, was 6.8% based on LIBOR plus 2.0%. The revolving credit facility ($40.0 million of which may be in the form of letters of credit) is available for working capital and general corporate purposes. The outstanding balance of the senior secured term loan at December 31, 2007, was approximately $276.8 million, and no amount was outstanding under the revolving credit facility as of December 31, 2007. Pursuant to the senior credit facility the covenants require the debt to be collateralized by 100% of the domestic corporations’ equity and 65% of the directly owned foreign corporations’ equity. The fair value of the debt approximates the amount on the balance sheet as of December 31, 2007 and 2006.

During August 2007, the Company amended the senior secured term loan and revolving credit facility to allow the Company to issue up to $225 million of subordinated debt in the form of convertible notes to be used for the repurchase of shares of the Company’s common stock and/or for acquisitions, to adjust the applicable interest rates on the outstanding principal balance of the debt, to increase the maximum allowable leverage ratios in the event that the Company issues the subordinated debt, to permit the sale, license or other transfer of up to $75.0 million worth of intellectual property to one or more foreign subsidiaries; and to allow foreign subsidiaries to incur an additional $55.0 million in subordinated debt to finance these intellectual property transfers, and to make other minor revisions.

During March 2007, the Company amended the senior secured term loan and revolving credit facility to provide an additional uncommitted $150.0 million incremental term loan for general corporate purposes, to amend the use of proceeds definition to allow for intercompany dividends and stock buybacks of up to $50.0 million under the revolving credit facility so long as specific leverage and excess cash flow tests are met, and to make other minor revisions.

The facilities require the Company to maintain a minimum consolidated interest coverage ratio and a maximum leverage ratio and contain certain other nonfinancial covenants, all as defined within the credit agreement. The facilities also generally restrict payment of dividends to parties outside of the consolidated entity. The Company was in compliance with these covenants as of December 31, 2007.

Letters of Credit

During January 2005, one of the Company’s subsidiaries, AMI Semiconductor Belgium, BVBA, obtained a letter of credit in association with the relocation to a new facility in the Philippines. The letter of credit is for $6.0 million, of which approximately $3.0 million was collateralized with a cash deposit recorded as restricted cash. The face value of the letter of credit decreases every six months beginning June 30, 2006, by approximately $0.2 million for 15 years, and the approximately $3.0 million of collateral is reduced by the same amount until fully eliminated in 7.5 years. The cash deposit of approximately $3.0 million has been reduced by approximately $0.8 million and amounts to approximately $2.2 million as of December 31, 2007, which is included in other current and long-term assets. The bank issuing the letter of credit has the right to create a mortgage on the real property of AMI Semiconductor Belgium, BVBA, as additional collateral, which had not been done as of December 31, 2007.

Aggregate Maturities of Long-Term Debt

The following table summarizes the aggregate maturities of the Company’s long-term debt (in millions):

	2008	2009	2010	2011	2012
Term Loan	$2.8	$2.8	$2.8	$2.8	$265.6

7.	Customer-Funded Product Development Activities

Customer-funded product development activities are accounted for as contracts. The Company evaluates individual contracts and, where appropriate, records an accrual for any contracts that individually are expected to result in an overall loss. Revenue earned and costs incurred on product development contracts for the years ended December 31, 2007, 2006 and 2005, are as follows: 2007—$45.9 million and $26.4 million, respectively; 2006—$37.7 million and $24.7 million, respectively; and 2005 — $32.3 million and $23.1 million, respectively.

8.	Income Taxes

The components of income before income taxes for the three years ended December 31, 2007, 2006, and 2005 are as follows (in millions):

	2007	2006	2005
United States	$4.9	$11.4	$(5.3)
Foreign	19.5	27.2	23.9

Total	$24.4	$38.6	$18.6

The provision (benefit) for income taxes for the years ended December 31 is as follows (in millions):

	2007	2006	2005
Federal:
Current	$—	$0.1	$—
Deferred	(2.8)	0.7	(6.4)

	(2.8)	0.8	(6.4)

State:
	2007	2006	2005
	—	—	—
Current
Deferred	(0.3)	0.1	(0.7)

	(0.3)	0.1	(0.7)
Foreign:
Current	1.9	5.7	1.4
Deferred	(3.8)	(5.4)	2.6

	(1.9)	0.3	4.0

Total	$(5.0)	$1.2	$(3.1)

The provision (benefit) for income taxes differs from the amount computed by applying the federal statutory income tax rate of 35% for the following years ended December 31 as follows (in millions):

	2007	2006	2005
Federal tax at statutory rate	$8.5	$13.5	$6.5
State taxes (net of federal benefit)	0.2	0.5	0.7
Impact of foreign tax rates	(5.0)	(4.7)	(3.7)
Change in valuation allowance	(6.1)	(6.1)	(6.2)
Change in estimate of blended statutory rate	1.1	—	1.7
Permanent differences	(1.1)	0.8	0.9
Research and development/investment tax credits	(4.3)	(4.7)	(4.0)
Non-deductible share-based compensation	0.7	0.8	—
Other, net	1.0	1.1	1.0

Total	$(5.0)	$1.2	$(3.1)

Effective tax rate	-20.3%	3.1%	-16.7%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows at December 31 (in millions):

	2007	2006
Deferred tax assets:
Foreign research and development investment deduction	$20.1	$19.2
Reserves not currently deductible	4.7	6.8
Intangible asset basis difference	51.6	57.3
Net operating loss carryforwards	46.5	48.6
Tax credit carryforwards	9.2	7.0
Share-based compensation	4.2	2.4
Other	2.0	1.9

Total deferred tax assets	138.3	143.2
Deferred tax liabilities:
Tax in excess of book depreciation	(24.4)	(31.2)
Prepaid pension asset	(3.0)	(3.3)
Other	(4.4)	(6.1)

Total deferred tax liabilities	(31.8)	(40.6)

	106.5	102.6
Valuation allowance	(33.7)	(39.7)

Net deferred tax assets	$72.8	$62.9

At December 31, 2007, the Company’s federal and state net operating loss carryforwards were $116.3 million and $68.7 million, respectively, and total tax credit carryforwards were $9.2 million. Federal and state net operating loss carryforwards will begin to expire in 2021 and 2008 respectively. The tax credit carryforwards will begin to expire in 2014. The Company has certain state investment tax credits that are treated as a reduction in income taxes in the year in which the credits arise in accordance with APB 4, “Accounting for the Investment Credit”. Under the “change of ownership” provisions of the Internal Revenue Code utilization of the Company’s net operating loss carryforwards may be subject to an annual limitation.

As of December 31, 2007, undistributed pretax earnings of certain foreign subsidiaries in the amount of approximately $161.5 million is considered by the Company to be permanently invested outside the U.S. and, accordingly, U.S. income taxes have not been provided on this amount. Determination of the amount of unrecognized deferred tax liability on these undistributed earnings is not practicable.

A portion of the Company’s operations in the Philippines and in Switzerland is eligible for tax holidays, which expire in whole or in part during 2010 and 2011. The impact of these tax holidays to income taxes was $1.3 million, or $0.01 per diluted share, in 2007; $1.1 million, or $0.01 per diluted share, in 2006; and was not material in 2005.

During 2007, the Company recorded a charge of $1.1 million to reduce its deferred tax asset to reflect a change in its estimated blended state tax rate from 4.0% to 3.5%, based upon the apportionment of its income to states in which the Company does business, net of the deduction for federal income tax purposes. During 2005, the Company recorded a charge of $1.7 million to reduce its deferred tax asset to reflect a change in its estimated blended state tax rate from 6.0% to 4.0%, also as a result in changes in apportionment.

Changes in the Company’s deferred tax valuation allowance for 2007 and 2006 included a decrease of $6.1 million in each year based on projections of future U.S. taxable income. The Company has prepared an analysis of projected future taxable income, including tax strategies available to generate future taxable income. Based on that analysis, the Company believes its valuation allowance reduces the net deferred tax asset to an amount that will more likely than not be realized.

As discussed in Note 12, the Company adopted FAS 123(R) as of January 1, 2006, which changed the reporting of the income tax benefits related to the exercise of employee stock options. As a result of this change, the Company no longer reports the income tax benefit of the exercised options as a deferred tax asset until a benefit is realized. That is, the Company is considered an NOL company pursuant to FAS 123(R), and therefore cannot recognize the income tax benefits in the Company’s financial statements for years after 2005 on the exercise of employee stock options because such tax deduction merely increases the net operating loss and does not reduce income taxes payable. As of December 31, 2007 the Company has income tax benefits from the exercise of stock options that occurred since the adoption of SFAS No. 123(R) of $4.0 million that are not included in the financial statements. As of both December 31, 2007 and December 31, 2006, deferred tax assets of approximately $12.5 million related to net operating loss carryforwards resulting from the exercise of employee stock options prior to January 1, 2006 which, if realized, will be accounted for as an addition to equity rather than as a reduction to the provision for income taxes. For tax years after 2005, the Company has reported a temporary difference for the book compensation expense related to non-qualified stock options. When options are exercised and the income tax benefit is recognized, the tax benefit of these carryforwards will be accounted for as a reduction in the income taxes payable and a credit to additional paid in capital thus removing the temporary difference.

Similarly, a portion of the Company’s deferred tax assets attributable to the carryforward of tax credits for increasing research and experimentation expenditures (R&D Tax Credit) has been generated by costs relating to the exercise of employee stock options. As of December 31, 2007, deferred tax assets pertaining to the portion of R&D Tax Credit carryforwards resulting from the exercise of employee stock options were immaterial to the financial statements. When recognized, the tax benefit of the R&D Tax Credit carryforwards will be accounted for as a credit to additional paid in capital rather than as a reduction of income tax expense.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes an Interpretation of FASB Statement No. 109” (FIN 48), on January 1, 2007. FIN 48 clarifies the accounting and financial reporting for uncertainties in income taxes. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. As a result of the implementation of FIN 48, the Company recognized approximately $0.9 million increase in the liability for uncertain tax positions, which included interest and penalties and was accounted for as a reduction to the January 1, 2007, balance of retained earnings. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in millions):

Balance as of January 1, 2007	$5.2
Additions based on tax positions related to the current year	1.9
Additions for tax positions of prior years	0.5
Reductions for tax positions of prior years resulting from a lapse of an applicable statute of limitations	(0.8)

Balance as of December 31, 2007	$6.8

The total amount of the unrecognized tax benefits that, if recognized, would favorably affect the Company’s effective tax rate is approximately $6.8 million. The Company reclassified approximately $4.3 million of this liability as of December 31, 2006, from long-term assets to other long-term liabilities on the Consolidated Balance Sheet. Consistent with the provisions of FIN 48, the amounts are classified as long-term because payment of cash is not anticipated within one year of the balance sheet date.

The Company accrues interest and penalties related to the liability for uncertain tax positions in income tax expense, and the related liability is included in other long-term liabilities on the accompanying Condensed Consolidated Balance Sheet. As of January 1, 2007, the Company had recognized interest and penalties of approximately $0.8 million. For the year ending December 31, 2007, the Company recognized interest and penalties of approximately $0.4 million.

The Company expects to recognize a net increase in its liability for uncertain tax positions within the twelve months following December 31, 2007 of approximately $0.9 million relating to various uncertain international tax filing positions taken during the period that are consistent with positions taken in prior years.

The Company or one of its subsidiaries files income tax returns in the U.S. federal and various states and foreign jurisdictions. Major tax jurisdictions include the U.S. and Belgium. All years from 2005 to the current year remain subject to examination in Belgium. Due to the Company’s historical loss position in the U.S., all years from 2000 to the current year remain subject to examination in the U.S.

9.	Employee Benefit Plans

Defined Contribution Plans

Substantially all United States employees are eligible to participate in a 401(k) plan sponsored by the Company. This plan requires the Company to match 50% of employee contributions, as defined, up to 6% of the employee’s annual salary. For the years ended December 31, 2007, 2006 and 2005, employer contributions totaled approximately $2.2 million, $2.1 million and $1.9 million, respectively.

Certain Belgian employees are eligible to participate in a defined contribution plan. Under the terms of the plan, the Company is required to contribute amounts based on each respective employee’s pay grade. For the years ended December 31, 2007, 2006 and 2005 employer contributions totaled approximately $0.5 million, $0.7 million and $0.6 million, respectively.

Employees in certain of the Company’s other overseas subsidiaries are covered by defined contribution plans. These plans provide contributions based on the employees’ annual salary. Employer contributions to these plans are not material to the consolidated financial statements.

Defined Benefit Plan

Certain Belgian employees are also eligible to participate in a defined benefit retirement plan. The benefits of this plan are for all professional employees who are at least 20 years old and have an employment agreement for an indefinite period of time. Employees in the Philippines are covered by a noncontributory defined benefit retirement plan (the Philippine Plan). The Philippine Plan provides employees with a lump-sum retirement benefit equivalent to one month’s salary per year of service based on the final monthly gross salary before retirement.

On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106 and 132(R).” SFAS No. 158 requires an employer to recognize the overfunded or underfunded status (i.e., the difference between the fair value of plan assets and the projected benefit obligation) of a defined benefit postretirement plan in its statement of financial position and to recognize changes in the plan’s funded status in comprehensive income in the year in which the changes occur. An adjustment was made to accumulated other comprehensive income at adoption to represent the net unrecognized actuarial losses, unrecognized prior service costs, and unrecognized transition obligation remaining from the initial adoption of Statement 87. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. The standard also requires an employer to measure the funded status of a plan as of the end of its fiscal year.

The following disclosures regarding the Belgium pension plan are based upon an actuarial valuation prepared for the years ended December 31 (in millions):

	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of period	$29.8	$26.5
Service cost	2.5	2.5
Interest cost	1.3	1.2
Benefits, administrative expenses and premiums paid	(0.4)	(2.5)
Actuarial (gain) loss	1.2	(1.1)
Foreign currency translation (gain) loss	3.8	3.2

Benefit obligation at end of period	38.2	29.8
Change in plan assets:
Fair value of plan assets at beginning of period	$39.4	$35.8
Actual return on plan assets	3.1	1.9
Benefits, administrative expenses and premiums paid	(0.4)	(2.5)
Foreign currency translation (loss) gain	4.8	4.2
Fair value of plan assets at end of period	46.9	39.4

Excess of plan assets over benefit obligation	8.7	9.6
Accumulated Benefit Obligation – December 31	$22.1	$18.9

Components of net periodic benefit cost:
Service cost	$2.5	$2.5
Interest cost	1.3	1.2
Expected return on plan assets	(2.4)	(2.3)

Net periodic pension cost	$1.4	$1.4
Weighted average assumptions:
Discount rate	5.50%	4.25%
Expected return on plan assets	5.9%	5.9%
Compensation rate increase to determine benefit obligations	4.0%	3.0%
Compensation rate increase to determine net cost	3.0%	3.0%

The overfunded status of the plan of $8.7 million and $9.6 million at December 31, 2007 and December 31, 2006, is recognized in the accompanying statement of financial position as a non-current pension asset. Pursuant to the adoption of FAS 158, the unrecognized actuarial gain of $0.4 million and $1.0 million, net of taxes, that has not yet been recognized in net periodic pension cost, was included in accumulated other comprehensive income at December 31, 2006, and December 31, 2007, respectively.

The fund operates under an investment strategy that is designed to achieve an appropriate diversification of investments as well as safety and security of the principal invested. Under the Company’s contract with the plan administrator, 40% of the fund is guaranteed a minimum rate of return of 3.75%. The remaining 60% of assets invested are allocated to certain global sub-asset categories within prescribed ranges in order to promote international diversification across security type, issue type, investment style, industry group and economic sector in order to generate greater returns for the plan assets. Projected benefits to be paid over the next ten years are as follows (in millions):

Expected Benefits to be Paid
2008	$0.0
2009	$0.1
2010	$1.6
2011	$0.0
2012	$0.2
2013 - 2017	$8.0

Total benefit obligations under the Philippine Plan and contributions to it were not material to the consolidated financial statements for the year ended December 31, 2007 or December 31, 2006. Employees in certain of the Company’s other overseas subsidiaries are covered by other contributory defined benefit plans. Total benefit obligations under these plans and contributions to these plans are also not material to the consolidated financial statements.

Collective Bargaining Agreements

At December 31, 2007, the employees located in Belgium, representing 26% of the Company’s worldwide labor force, are represented by unions and have collective bargaining arrangements at the national, industry and company levels.

10.	Contingencies

The Company is subject to various claims and legal proceedings covering matters that arise in the ordinary course of its business activities. Management believes any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, operating results, or cash flows.

In 2004 the Company produced parts for a customer that the customer incorporated into its product that it shipped to its customers. After experiencing a number of product failures, the customer initiated a recall of its product. The Company reached an agreement with the customer for the return of parts in the recalled products for $5.0 million in cash, in exchange for a release for all past and future claims between the customer and the Company. The Company paid this amount in full in 2006. The Company submitted a claim against its professional liability insurance and received consideration of $0.7 million, which was recorded as a reduction of cost of revenue during 2006.

The Company is a “primary responsible party” to an environmental remediation and cleanup at its former corporate headquarters in Santa Clara, California. Costs incurred by the Company include implementation of the clean-up plan, operations and maintenance of remediation systems, and other project management costs. However, Nippon Mining’s subsidiary agreed to indemnify the Company for any obligation relating to environmental remediation and cleanup at this location. In accordance with Statement of Position (SOP) No. 96-1, “Environmental Remediation Liabilities,” the Company has not offset the receivable from Nippon Mining’s subsidiary against the estimated liability on the consolidated balance sheets. Therefore, a receivable from Nippon Mining’s subsidiary is recorded on the accompanying consolidated balance sheets as of December 31, 2007 and 2006 related to this matter. The liability and receivable amounts are immaterial to the financial statements.

11.	Warrants

In 2000, AMIS Holdings issued a warrant to Nippon Mining’s subsidiary to purchase approximately 4.6 million shares of common stock for an initial exercise price of $19.41 per share. The warrants, which became exercisable upon the initial public offering in 2003, expire on December 31, 2010. At December 31, 2007 and 2006, AMIS Holdings had 4.6 million shares of its authorized, unissued common shares reserved for issuance pursuant to the warrant obligation.

12.	Share-Based Compensation

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004) on January 1, 2006. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. This statement revises SFAS 123, and supersedes Accounting Principles Board (APB) Opinion 25. The Company adopted SFAS 123(R) using the modified prospective transition method and therefore, its consolidated financial statements for prior periods have not been restated to reflect, and do not include, the effect of SFAS 123(R).

Share-based compensation expense that was recorded in 2006 and 2007 includes the compensation expense for the share-based payments granted in 2006 and 2007, as well as for the share-based payment awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123. As of December 31, 2007, the total compensation cost related to unvested share-based awards granted to employees under our stock option plans but not yet recognized was approximately $13.7 million, net of estimated forfeitures of $4.7 million. This expense is expected to be recognized over a weighted average period of 2.7 years using the straight-line method.

RSUs are included in the determination of total share-based compensation expense. The projected number of shares that will actually be issued pursuant to the performance-based RSUs is evaluated each reporting period and compensation expense is recognized only for those shares for which issuance is probable. The number of shares that will be issued is calculated by estimating how actual business performance at the end of the measurement period will compare to predetermined performance targets. As of December 31, 2007, the Company determined that approximately 73% of the performance RSUs would vest in relation to 2007 performance. There were approximately $2.1 million of total unrecognized compensation costs related to the performance-based RSUs, net of estimated forfeitures of $0.2 million. Compensation expense will be recognized over the vesting period of two or three years from the vesting commencement date using the straight-line method. As of December 31, 2007, there were approximately $6.9 million of total unrecognized compensation costs related to the service-based RSUs, net of estimated forfeitures of $1.2 million. Compensation expense will be recognized over the vesting period of two or three years from the vesting commencement date using the straight-line method.

In December 2007, key employees were granted service-based RSUs. These RSUs will vest on July 31, 2009, provided that ON Semiconductor’s acquisition of the Company closes on or before that date. If ON Semiconductor’s acquisition of the Company does not close on or before July 31, 2009, the entire award will be cancelled and all RSUs referenced in this award will immediately be forfeited. If the employee to whom the RSU was granted voluntarily terminates employment with the Company before July 31, 2009, the entire award will be cancelled and all RSUs referenced in the award will immediately be forfeited. If the employee’s employment is involuntarily terminated by the Company or its subsidiaries for any other reason than cause on or after the close of ON Semiconductor’s acquisition of the Company and prior to July 31, 2009, 100% of the award will be accelerated and all RSUs referenced in the award will immediately vest on the date of such termination. Different terms applied to the RSU grant for one executive of the Company. These terms include 100% of the RSUs vesting on June 30, 2008. If the executive voluntarily terminates employment with the Company before June 30, 2008, the entire award will be cancelled and all RSUs reference in this award will immediately be forfeited. If the executive’s employment is involuntarily terminated by the Company or its subsidiaries for any other reason than cause on or after the close of ON Semiconductor’s acquisition of the Company and prior to June 30, 2008, 100% of the award will be accelerated and all RSUs referenced in this award will immediately vest on the date of such termination.

The Company incurred a total of $7.9 million for share-based compensation expense for each of the twelve-month periods ended December 31, 2007 and December 31, 2006. The total share based compensation that was capitalized as inventory as of December 31, 2007 and December 31, 2006 was $0.4 million and $0.3 million, respectively. The expense was recorded to the following line items of the Statements of Income and Balance Sheet (in millions):

Financial Statement Line Item	Twelve months ended: December 31, 2007	Twelve months ended: December 31, 2006
Cost of revenue	$1.1	$0.8
Research and development	$2.6	$3.1
Sales and marketing	$0.9	$1.1
General and administrative	$3.3	$2.9

In accordance with SFAS 123(R), any cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense recorded for those options (excess tax benefits) will be classified as financing cash flows. There were no excess tax benefits recognized during the twelve-month periods ended December 31, 2007 or December 31, 2006.

The Company used the Black-Scholes-Merton valuation model for its pro forma information required under SFAS 123 and continues to use this model to value any share-based compensation under SFAS No. 123(R). The Company estimated the fair value of options at the date of the grant based on the following weighted-average assumptions for options granted during each period:

	2007	2006	2005
Dividend yield	0.0%	0.0%	0.0%
Volatility	47.4%	54.0%	66.0%
Risk-free interest rate	4.59%	4.79%	4.18%
Expected life in years	4.75	4.75	5.4
Weighted average fair value of options at grant date	$4.82	$4.75	$7.01

Option valuation methods, including Black-Scholes-Merton, require the input of highly subjective assumptions, which are discussed below.

Expected Term – Options granted generally vest as follows: 25% of the shares on the first anniversary of the vesting commencement date and the remaining 75% proportionately each month over the next 36 months. Options granted expire seven years from the date of grant. Management does not believe that an adequate amount of post-IPO data exists to use the Company’s experience to determine the expected term of the option grant. The expected term currently used is calculated using the “shortcut approach” described in SAB 107. Under this approach, the expected term is presumed to be the mid-point between the weighted average vesting date and the end of the contractual term, taking graded vesting into account.

Expected Volatility – SFAS 123(R) indicates that companies should consider volatility over a period generally commensurate with the expected or contractual term of the stock option. AMIS Holdings, Inc. is a relatively new public company and adequate data does not exist for this time period. The volatility variable used is a benchmark of other comparable companies’ volatility rates.

Expected Dividend – The dividend rate used is zero as the Company has never paid any cash dividends on its common stock and does not anticipate doing so in the foreseeable future. The Company is also restricted from paying dividends under its senior secured credit facilities.

Risk-Free Interest Rate – The interest rates used are based on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Expected Forfeiture Rate – Management made an estimate of expected forfeitures and is recognizing compensation costs only for equity awards expected to vest, as required by SFAS 123(R). The estimated forfeiture rate for options is determined using a weighted average of historical forfeiture rates and approximates 13.3% at December 31, 2007. Because RSUs with solely time-based vesting were granted only to exempt employees, the Company estimated the expected forfeiture rate to be 9.7% at December 31, 2007 based on the historical termination rate for exempt employees. RSUs with both performance-based and time-based vesting that have been granted only to key executives, have an estimated forfeiture rate of approximately 6.0% using a weighted average of historical forfeiture rates.

The Company grants stock options and RSUs pursuant to its Amended and Restated 2000 Equity Incentive Plan, which was originally adopted on July 29, 2000. In 2003, the Board of Directors amended and restated the 2000 Equity Incentive Plan and revised the share reserve such that it shall not exceed in the aggregate approximately 11.9 million shares of common stock, plus an annual increase on the first day of each fiscal year during the term of the Plan beginning January 1, 2005, through January 1, 2010, in each case in an amount equal to the lesser of (i) 1.8 million shares, (ii) 2.5% of the number of shares of the common stock outstanding on such date, or (iii) an amount determined by the Board of Directors.

The Company has approximately 1.2 million shares of common stock available for grant at December 31, 2007, under the Amended and Restated 2000 Equity Incentive Plan. The Company has reserved shares of common stock for issuance for all outstanding awards and shares of common stock available for grant under the Amended and Restated 2000 Equity Incentive Plan.

Stock Option Activity

A summary of option activity for common stock options is as follows (in millions, except per share amounts):

	Number of Stock Options Outstanding	Weighted Average Exercise Price	Weighted- average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at January 1, 2005	6.1	$8.08	8.12 years
Options granted	3.0	11.68
Options exercised	(1.2)	0.81
Options canceled	(0.4)	12.57

Balance at December 31, 2005	7.5	$10.40	7.23 years
Options granted	2.4	9.41
Options exercised	(0.6)	0.94		$5.2
Options canceled	(0.7)	11.69

Balance at December 31, 2006	8.6	$10.68	6.38 years	$14.5

Options granted	1.9	10.48
Options exercised	(0.9)	3.30		$7.3
Options canceled	(1.3)	12.23

Balance at December 31, 2007	8.3	$11.16	5.65 years	$6.5

The following information relates to common stock options at December 31, 2007:

Stock Options:	Number (in millions)	Weighted-Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in millions)
Exercisable	4.5	$11.77	5.46 years	$5.7
Vested or expected to vest	7.4	$11.24	5.62 years	$6.3
Vested during 2007	1.2	$10.31	5.18 years	$0.1
Unvested at 12/31/2006	3.9	$10.38	6.28 years
Unvested at 12/31/07	3.8	$10.42	5.87 years

The number of options that are expected to vest is all outstanding options less expected forfeitures. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock as of December 31, 2007 for the options that were “in-the-money”. There were approximately 0.6 million outstanding options that were “in the money” as of December 31, 2007.

Restricted Stock Units

The Company grants RSUs that vest over time solely based on continuous service as well as RSUs that vest based on a combination of service-based and performance-based requirements. The Company measures the fair value of the RSUs based upon the market price of the underlying common stock as of the date of grant.

Restricted Stock Unit Activity

	Number of RSUs Outstanding (in millions)	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (in millions)
RSUs awarded	0.5	$9.38
RSUs vested	—	—
RSUs forfeited	—	—
Nonvested Balance at December 31, 2006	0.5	$9.38	1.37 years	$5.4
RSUs awarded	0.9	$10.29
RSUs vested	(0.1)
RSUs forfeited	(0.2)

Nonvested Balance at December 31, 2007	1.1	$10.10	1.28 years	$10.8

Expected to vest at December 31, 2007	0.9	$10.10	1.28 years	$9.2

Employee Stock Purchase Plan

During 2003, the Company adopted the Amended and Restated Employee Stock Purchase Plan (ESPP) and reserved approximately 2.3 million shares for use under the plan. The plan was amended on February 1, 2005. This plan provides employees the opportunity to purchase common stock of the Company through payroll deductions. Under the plan, the Company’s employees, subject to certain restrictions, may purchase shares of common stock at 90% of fair market value at the purchase date, which is the last trading date within the applicable six-month offering period. As of December 31, 2007, there were approximately 0.7 million shares expected to be purchased in the first quarter of 2008.

13.	Derivatives and Hedging

The Company is exposed to various financial risks, including foreign currency exchange rate and interest rate risks. The Company attempts to reduce a portion of its foreign currency exchange rate risks by utilizing financial instruments, including derivative transactions, pursuant to Company policies.

All derivative contracts entered into by the Company are components of hedging programs and are entered into for the sole purpose of hedging an existing or anticipated currency exposure, not for speculation or trading purposes. Currently, the Company is using zero-cost collar instruments to hedge anticipated Euro-denominated net income. The collar contracts are in euros and normally have maturities that do not exceed 100 days.

The amounts recognized in the statements of income pertaining to these hedges, including amounts related to hedge ineffectiveness, were not material for the years ended December 31, 2007, 2006 or 2005. No cash flow hedges were derecognized or discontinued in 2007, 2006 or 2005.

As of December 31, 2007, the Company had a cash flow hedge in the form of a zero-cost foreign exchange collar contract, which ensures conversion of €2.7 million in the first quarter of 2008 at a rate of no less than $1.4325 and no more than $1.5015 per €1. As of December 31, 2007, the fair value of the zero-cost collar contract was immaterial to the accompanying financial statements.

14.	Restructuring and Impairment Charges

Impairment Charges

During 2007, management evaluated various software licenses and determined that the carrying value of such licenses exceeded the future benefit to the Company as a result of the 2007 restructuring plan discussed below and an impairment loss of $2.5 million was recorded. The impairment loss is recorded as part of the restructuring and impairment expense in the accompanying Consolidated Statement of Income.

In December 2006, the Company made a decision to designate two testers as available for sale and determined that the carrying values of the testers exceeded their fair values. Consequently, the Company recorded an impairment loss of approximately $0.6 million, which represented the excess of the carrying values of the testers over their estimated fair values, less cost to sell. In 2007, the Company sold one of the testers for approximately $0.5 million, recording an additional impairment loss of approximately $0.1 million. The Company also recorded an additional impairment loss of $0.3 million during 2007 for the remaining tester that was being held for sale. The impairment losses are recorded as part of the restructuring and impairment expense in the accompanying Consolidated Statement of Income. The remaining tester was sold during the fourth quarter of 2007 and a small gain was recognized.

Restructuring Charges

Pursuant to FASB Statement 146, “Accounting for Costs Associated with Exit or Disposal Activities” and FASB Statement 112, “Employers Accounting for Postemployment Benefits-an Amendment of FASB Statements No. 5 and 43,” in 2007, 2006 and 2005 and pursuant to EITF Issue No. 94-3, “Liabilities Recognized for Certain Employee Termination Benefits and Other Costs to Exit an Activity including Certain Costs Included in a Restructuring)” in 2004 senior management and the Board of Directors approved plans to restructure certain of the Company’s operations.

Following is a summary of the restructuring accrual activity relating to the 2007, 2006, 2005 and 2004 plans for the years ended December 31, 2007, 2006 and 2007(in millions):

	Severance Costs	Lease Termination Costs	Facility Relocation Costs	Legal Fees and Other Costs	Total
Balance at January 1, 2005	$5.0	$0.3	$—	$—	$5.3
2005 Expense	5.1	—	—	1.7	6.8
2005 Paid	(4.0)	(0.1)	—	(1.7)	(5.8)
2005 Reserve Reversal	(1.3)	(0.2)	—	—	(1.5)

Balance at December 31, 2005	4.8	—	—	—	4.8
2006 Expense	3.6	—	4.7	—	8.3
2006 Paid	(4.5)	—	(4.2)	—	(8.7)
2006 Reserve Reversal	(0.6)	—	—	—	(0.6)

Balance at December 31, 2006	3.3	—	0.5	—	3.8
2007 Expense	11.7	—	4.0	—	15.7
2007 Paid	(10.6)	—	(4.1)	—	(14.7)
2007 Reserve Reversal	(1.9)	—	—	—	(1.9)

Balance at December 31, 2007	$2.5	$—	$0.4	$—	$2.9

The second quarter 2007 restructuring plan was entered into after a strategic decision was made by management to refocus the Company’s digital products group primarily on the military and aerospace market, allowing the Company to better serve the highest margin segment of the digital business. This restructuring plan included a workforce reduction of approximately 30 people worldwide. The Company also made the decision to refocus the Company’s Analog Array business and reduce costs through a consolidation of its Northern California offices and a workforce reduction of an additional 7 employees. Expenses recognized during 2007 were approximately $3.1 million, net of approximately $0.2 million of expenses that were reversed. Approximately $1.7 million has been paid. An accrual of approximately $1.4 million for additional severance and consolidation expenses has been included in the accompanying balance sheet as of December 31, 2007. Total expenses related to this plan are anticipated to total between approximately $3.5 and $3.8 million. The Company currently anticipates that remaining material expenses related to this plan will be incurred during the first quarter of 2008.

The first quarter 2007 restructuring plan involved a consolidation of design centers and a workforce reduction. The restructuring plan was entered into to reduce costs of the Company. This restructuring plan included a workforce reduction of approximately 80-85 employees worldwide. As part of this reduction, the Company closed design centers in Eilat, Israel; Panningen, The Netherlands, and Carlsbad, California. Expenses recognized during 2007 were approximately $5.6 million, net of approximately $0.1 million of expenses that were reversed. Approximately $5.4 million has been paid. An accrual of approximately $0.2 million for additional severance and consolidation expenses has been included in the accompanying balance sheet as of December 31, 2007. The Company currently estimates the total expenses related to this plan to be approximately $6.0 million to $7.0 million. All material expenses related to this plan were incurred during 2007.

The 2006 restructuring plan involved the termination of certain management and other employees to realign the Company’s resources. Terminations occurred across several departments within the Company. In 2006, total expenses of approximately $0.6 million related to this plan were recognized and paid. There was no material activity in relation to this plan during 2007. The Company does not expect any other material expense to be incurred in relation to this plan.

The 2005 restructuring plan involved the consolidation of the 4-inch fabrication facility in Belgium into the 6-inch fabrication facility in Belgium and the termination of certain employees. The objectives of the plan were to reduce manufacturing costs of the Company and ensure that the assets of the Company were being utilized effectively. The negotiations with the workers’ council are complete with respect to the severance package to be offered; however, the number of employees to be terminated is not yet fixed and is dependent upon future business needs. Nearly all of the employees to be terminated are located in the Belgian facility. In the aggregate, total expense related to this restructuring plan is expected to be in the range of approximately $20.0 million to $23.0 million, of which approximately $8.1 million is related to one-time termination benefits. Expenses recognized during 2007 were approximately $5.0 million, net of approximately $1.6 million of expenses that were reversed during 2007. An accrual of approximately $1.2 million for additional severance and consolidation expenses has been included in the accompanying balance sheet as of December 31, 2007. Total expenses recognized to date are approximately $15.5 million, net of approximately $2.2 million of expenses that were reversed in 2006 and 2007 primarily related to one-time termination benefits. These expenses were reversed as certain employees maintained their employment with the Company. Approximately $14.3 million of this amount has been paid to date. The fabrication facility was closed in the fourth quarter of 2007, but expenses related to the closure are expected to continue in 2008.

The 2004 plan involved the relocation of the Philippine test facility to a larger building and the consolidation of sort operations in the United States and Belgium into the new facility, the move of certain offices to lower cost locations and the termination of certain employees. The objectives of the plan were to increase the competitiveness of the Company, provide future flexibility in the Company’s test operations, and manage costs during a period of end-market weakness. In total, approximately 110 employees in the United States and Belgium were terminated as part of this program. In addition, approximately 50 employees in the Philippines were also terminated. These terminations affected virtually all departments within the Company’s business. Actual expenses related to the plan totaled approximately $10.0 million as of December 31, 2007, net of approximately $1.5 million of expenses related to this plan that were reversed in 2005. As of December 31, 2007, approximately $10.1 million had been paid out. Approximately $0.1 million of expenses were recognized in 2007. There is no other activity expected in relation to this plan. The remaining accrual relating to the 2004 plan is immaterial to the accompanying balance sheet as of December 31, 2007.

15.	Acquisitions

On September 8, 2006, the Company acquired certain assets and assumed certain liabilities of the Ultra-Low Power (ULP) six-transistor (6T) SRAM and medical System-on-Chip (SOC) ASIC businesses of NanoAmp Solutions, Inc. for approximately $21.0 million in cash. NanoAmp Solutions specializes in low-voltage and ULP memory and ASIC solutions for the wireless communication, industrial, medical and networking market segments. Under conditions of the sale, structured as an asset purchase, the Company employed approximately 25 people in the United States, Korea and Taiwan.

The purchase price of Nanoamp Solutions, Inc. increased approximately $0.8 million due to an inventory adjustment provision in accordance with the purchase agreement. The following table sets forth the preliminary and final allocations of the total consideration paid in the Nanoamp Solutions, Inc. acquisition.

	Preliminary	Final
Inventory, net	$2.2	$1.8
Property, plant and equipment	0.3	0.3
Deferred tax asset	0.1	0.1
Acquisition-related intangible assets	16.7	16.8
Goodwill	2.6	3.0
Other current liabilities	(0.9)	(0.2)

Total purchase price allocated	$21.0	$21.8

The value of the identifiable intangible assets was determined by management, which utilized, among other factors, an independent appraisal by an independent financial consulting firm, LECG, LLC. Goodwill related to the acquisition is allocated to the Integrated Mixed Signal Products segment. The following is a detail of the acquisition-related intangible assets acquired in the NanoAmp Acquisition (in millions):

	Total Value	Useful Life in Years
Customer relationships	$5.7	7-10
Proprietary technology	9.2	5-10
Patents	1.6	5-10
Contract	0.1	5
Non-compete agreement	0.2	2

Total acquisition-related intangible assets	$16.8

On July 14, 2006, the Company purchased certain assets of Starkey Laboratories’ integrated circuit design center located in Colorado Springs, Colorado, for approximately $6.0 million in cash. This design center designs specialized, low power audiology integrated circuits used in Starkey’s hearing aids. As part of the acquisition, approximately 20 mixed signal and digital signal processing designers joined the Company. In conjunction with this transaction, the parties entered into a long-term supply agreement whereby the Company will become the principal supplier of products for use in Starkey’s hearing aids.

The purchase price was primarily allocated to the acquisition-related intangible assets that consist primarily of customer relationships, which will be amortized over a ten year period. Goodwill related to the acquisition is allocated to the Integrated Mixed Signal Products segment.

16.	Operating Segments and Geographic Information

The Company designs, develops, manufactures and sells custom and semi-custom integrated circuits of high complexity. The Company focuses on selling its integrated circuits primarily to original equipment manufacturers in the automotive, medical and industrial markets through worldwide direct sales, commissioned representatives and distributors.

The Company has two reportable segments: Integrated Mixed-signal Products and Structured Digital Products. Each segment is composed of product families with similar technological requirements.

Integrated Mixed-signal Products: designs, manufactures and markets system-level integrated mixed-signal products using the Company’s proprietary wafer fabrication process technologies, as well as the use of external foundries, and the expertise of the Company’s analog and mixed-signal engineers. The Company also supplies mixed-signal foundry services that leverage current process technologies. The Company applies its mixed-signal expertise primarily for sensors, controls, high voltage outputs, applications utilizing digital signal processing, wireless or radio frequency communication and low power.

Structured Digital Products: designs, manufactures and markets structured digital products, which involve the conversion of higher cost field programmable gate arrays, or FPGAs, into lower cost digital semiconductors, and medium complexity prime digital semiconductors, which are customized solutions developed directly from customer specifications rather than from a pre-existing semi-standard integrated circuits. Opportunities are focused on the Military and Aerospace markets, where the Company believes it can create the most value for its customers.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Management evaluates performance based on income or loss from operations before share-based compensation expense, restructuring charges, interest, nonrecurring gains and losses and income taxes.

The Company’s wafer manufacturing facilities fabricate integrated circuits for all business units as necessary and their operating costs are reflected in the segments’ cost of revenues on the basis of product costs. Because operating segments are defined by the products they design and sell, they do not make sales to each other. Management does not report assets or track expenditures on long-lived assets by operating segments.

Information about segments (in millions):

Integrated Mixed-Signal Products	2007	2006	2005
Net revenue from external customers	$483.4	$471.0	$393.2
Segment operating income	$45.3	$45.5	$44.8

Structured Digital Products	2007	2006	2005
Net revenue from external customers	$132.4	$134.6	$110.4
Segment operating income	$26.9	$28.0	$27.6

Business Segment Subtotal	2007	2006	2005
Net revenue from external customers	$615.8	$605.6	$503.6
Segment operating income	$72.2	$73.5	$72.4

Reconciliation to Operating Income	2007	2006	2005
Total operating income for reportable segments	$72.2	$73.5	$72.4
Unallocated amounts:
Share-based compensation expense	(7.9)	(7.9)	—
Expense related to Audit Committee accounting review	(1.3)	—	—
Restructuring and impairment charges	(16.8)	(8.3)	(5.3)

Operating income	$46.2	$57.3	$67.1

There are intercompany sales and transfers recorded between geographical subsidiaries. Major operations outside the United States include fabrication facilities, sales offices and technology centers in Canada, Europe and Asia-Pacific, as well as subcontract assembly and test operations in the Asia-Pacific region. Foreign operations are subject to risks of economic and political instability and foreign currency exchange rate fluctuations.

Transfers between geographic areas are accounted for at amounts that are generally above cost and consistent with the rules and regulations of governing tax authorities. Such transfers are eliminated in the consolidated financial statements. Although assets are tracked by geographical locations, they are not segregated by reportable segment nor reported separately for internal decision-making purposes.

Geographic information about revenue based on shipments to customers by region is as follows for the years ended December 31 (in millions):

	2007	2006	2005
Geographic information:
Revenue(1):
United States	$237.0	$229.4	$192.6
Other North America	34.2	23.2	21.4
Europe	209.8	211.7	190.3
Asia-Pacific	134.8	141.3	99.3

Subtotal Non-United States	378.8	376.2	311.0

Total	$615.8	$605.6	$503.6

(1)	Revenue is attributed to geographic regions based on the shipments to customers located in those regions.

Geographic information about property, plant and equipment associated with particular regions is as follows as of December 31 (in millions):

	2007	2006
Property, plant and equipment, net:
United States	$134.1	$142.8
Europe	67.4	55.6
All other	24.6	17.5

Subtotal Non-United States	92.0	73.1

Total	$226.1	$215.9

U.S. export sales were approximately $98.8 million, $97.1 million and $84.6 million for the years ended December 31, 2007, 2006 and 2005, respectively. Levels of export sales varied by country in all periods. In 2007, Thailand, Japan, Malaysia, and the Philippines accounted for approximately 21%, 11%, 11% and 11%, respectively, of total export sales. In 2006, Thailand, Malaysia, Hong Kong, China and Canada accounted for approximately 23%, 12%, 11%, 10% and 10%, respectively, of total export sales.

18.	Quarterly Financial Data (unaudited)

	Year
	2007				2006
	Q1	Q2	Q3	Q4	Q1	Q2	Q3(1)(2)	Q4
	(in millions, except loss per share)
Revenue	$150.4	$157.0	$154.6	$153.8	$138.6	$150.7	$159.3	$157.0
Gross profit	$68.3	$69.1	$68.0	$70.8	$63.0	$68.1	$69.8	$70.2
Net income (loss)	$5.3	$6.3	$7.8	$10.0	$8.5	$8.2	$8.6	$12.1
Basic net income (loss) per share	$0.06	$0.07	$0.09	$0.11	$0.10	$0.09	$0.10	$0.14
Diluted net income (loss) per share	$0.06	$0.07	$0.09	$0.11	$0.10	$0.09	$0.10	$0.14
Weighted average number of shares used to compute basic net income (loss) per share	88.4	88.8	89.2	89.4	86.7	87.6	87.8	88.1
Weighted average number of shares used to compute diluted net income (loss) per share	89.6	89.8	90.0	90.0	89.1	89.2	89.3	89.5

(1)	The results of the acquisition of certain assets of Starkey Laboratories’ integrated circuit design center have been included in the Company’s operations since the July 14, 2006, acquisition date.

(2)	The results of the acquisition of certain assets and assumed certain liabilities of the Ultra-Low Power (ULP) six-transistor (6T) SRAM and medical System-on-Chip (SOC) ASIC businesses of NanoAmp Solutions, Inc., have been included in the Company’s operations since the September 8, 2006, acquisition date.